UNITED STATES

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OPORTUN FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

FINDELL CAPITAL MANAGEMENT LLC FINDELL CAPITAL PARTNERS LP FINN MANAGEMENT GP LLC BRIAN FINN WARREN WILCOX
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Findell Capital Management LLC, together with the other participants in its solicitation (collectively, “Findell”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the U.S. Securities and Exchange Commission to be used to solicit votes for the election of Findell’s slate of director nominees at the 2025 annual meeting of stockholders of Oportun Financial Corporation, a Delaware corporation.

Item 1: On June 13, 2025, Findell issued the following press release:

Findell Capital Provides Facts in Response to Oportun’s Misleading Narrative

NEWS PROVIDED BY
Findell Capital Management, LLC
Jun 13, 2025, 08:06 ET

Highlights that the Improvement in the Company’s OpEx per Loan Was Driven by Findell’s Advocacy and its Identified Director Appointments – Not by Management or the Current Board

Reiterates its Belief That Additional Independence and Consumer Finance Industry Expertise Is Urgently Needed in the Boardroom to Achieve Oportun’s Full Potential

NEW YORK, June 13, 2025 /PRNewswire/ -- Findell Capital Partners, LP today issued the below letter to its fellow stockholders of Oportun Financial Corporation (NADSAQ: OPRT) (“Oportun” or the “Company”) to address the misleading statements included in Oportun’s recent materials.

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Fellow Stockholders,

Findell Capital Partners, LP (together with its affiliates, “Findell,” “we” or “us”) is the beneficial owner of approximately 7.4% of the outstanding common shares of Oportun Financial Corporation (“Oportun” or the “Company”), making us a top two stockholder. Given our multi-year investment in the Company and our involvement in the successful addition of independent lending experts Scott Parker and Richard Tambor to the Board of Directors (the “Board”) in 2024, we are intimately familiar with the operational and governance issues that are preventing Oportun from achieving its full potential.

At the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) on July 18, we are seeking to elect Warren Wilcox to the Board to strengthen independent oversight of management and ensure the Board is no longer controlled by long-tenured directors resistant to change. Mr. Wilcox is a consumer finance and lending industry veteran who has no ties to Findell and whose appointment would, we believe, empower the Board to effectively oversee the business after years of what we can only describe as value-destructive acquisitions, slow operational improvements and entrenchment maneuvers.

Recent communications from Oportun, including the June 12th letter from outgoing Lead Independent Director Neil Williams, apparently attempt to rewrite the Company’s history. We want to correct what we see as clearly false and misleading statements made by Oportun so you can make an informed decision at the Annual Meeting:

OPORTUN’S CLAIM	THE FACTS
Claiming that Oportun was proactive in right-sizing its cost structure beginning in mid-2022.

• This assertion directly contradicts management’s own statements and actions.

• Consider CEO Raul Vazquez’s remarks on a November 2022 conference call: “So, we feel that the organization is right sized today… So, we actually think that our posture on expenses is very sustainable.”

• In FY 2022, Oportun’s operating expenditures were more than $600mm – having quadrupled from $162mm in 2016. In 2023, the company was generating fewer loan originations than they had in 2016 despite a cost structure that several folds higher.

Boasting about its insufficient February 2023 plan to reduce expenses by a paltry $38mm over the course of a year.

• That the Company thought $38mm in cost cuts was “very disciplined” speaks to how off base management was in assessing its own cost position.[1]

• When we approached the Company in March 2023, we called for a minimum of $150mm in additional costs cuts and for Oportun to refocus on its core lending business. Management pushed back in our private calls before partially pivoting on costs, announcing an additional cost cut of $78mm-$83mm, far short of what we believed was necessary.

Excluding the fact that the Company was on the verge of bankruptcy at the time of its pivot on cost cuts.

• Unforced errors by the Board and management almost bankrupted the Company.[2] Oportun’s leadership does not deserve credit for narrowly avoiding this crisis of their own making.

• Given the further deterioration in Oportun’s credit performance over the 2023 period, the cost cuts required to right-size the business would grow considerably over the course of 2023.

• Management’s slow and insufficient cost cuts led to the dilution of 42% of Oportun’s outstanding shares from Q1 2023 to today.[3]

Ignoring Findell’s advocacy for better capital allocation and the impact that Scott Parker and Richard Tambor have had on the Company.

• Operating metrics, such as cost per loan, only began to improve after our entreaties in early 2023.

• OpEx per loan flatlined again during the second half of 2023 until Mr. Parker and Mr. Tambor – who we identified – joined the Board and drove a much further reduction in the Company’s OpEx per loan.

• OpEx per loan improved by 61% from the date of our first letter to Oportun in Q1 2023 through Q4 2024 with much of that reduction coming after the arrival of Scott Parker.[4]

The attempts by the legacy Board members to take credit for these improvements are, in our view, part of a transparent effort to maintain their positions, despite a track record of poor total stockholder returns. The facts speak for themselves: the turnaround in Oportun’s operations is directly tied Findell’s engagement and the addition of Mr. Parker and Mr. Tambor.

TOTAL STOCKHOLDER RETURNS: DIRECTOR TENURE5

Raul Vazquez (13 Years)	Jo Ann Barefoot (11 Years)	R. Neil Williams (8 Years)	Louis B. Miramontes (4 Years)	Ginny Lee (4 Years)	Sandra Smith (4 Years)	Mohit Daswani (1 Year)	Carlos Minetti (1 Year)	Scott Parker (1 Year)	Richard Tambor (1 Year)
(55%)	(55%)	(55%)	(55%)	(72%)	(72%)	+99%	+99%	+206%	+149%

1 During Oportun’s Q4 2022 earnings call, CFO Jonathan Coblentz said the Company was “very disciplined about OpEx.”

2 As indicated by the company’s share price and deteriorating operating performance during 2023 and early 2024.

3 Company’s weighted average shares outstanding including warrants as reported on Form 10-Q.

4 Company financial reports on Form 10-Q, Bloomberg.

5 Company proxy statement filed May 28, 2025 and Bloomberg. Total stockholder returns as of 6/12/2025.

Oportun is a great lending business. We are confident that strengthening the Board with directors who have lending experience and are capable of providing independent oversight will drive the Company to new heights. Allowing the legacy directors, who have no lending experience, to retain majority control of the Board will only put Oportun at long-term risk. The choice for stockholders is that simple.

By voting for Mr. Wilcox, you will not only elect someone with a lifetime of experience in consumer lending, but you will also ensure that the future of your investment is not in the hands of entrenched Board members who have destroyed significant value and allowed management to make numerous strategic errors without accountability. We urge you to vote on the WHITE proxy card today to elect Mr. Wilcox.

Sincerely,
/s/ Brian Finn
Brian Finn
CIO
Findell Capital

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We urge stockholders to vote FOR the election of Warren Wilcox and AGAINST the reelection of failed CEO Raul Vazquez on the WHITE proxy card. Visit www.OpportunityAtOportun.com to learn more.

Contact:
Findell Capital Management, LLC
88 Pine Street, 22nd Fl.
New York, NY 10005
info@findell.us

OR
Saratoga Proxy Consulting LLC
John Ferguson
info@saratogaproxy.com

Item 2: Also on June 13, 2025, Findell published certain material on www.OpportunityAtOportun.com, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.